EXHIBIT 99.1

                                Company Contact:  Ed Rosenfeld
                                                  Executive Vice President,
                                                  Strategic Planning and Finance
                                                  Steven Madden, Ltd.
                                                  (718) 446-1800

                             Investor Relations:  Cara O'Brien/Leigh Parrish
                                          Press:  Melissa Merrill
                                                  Financial Dynamics
                                                  (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

               STEVEN MADDEN, LTD. ANNOUNCES DIRECTOR RESIGNATION

LONG ISLAND CITY, N.Y. - September 18, 2007 - Steven Madden, Ltd. (NASDAQ:
SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced that due to the resignation of Harold
D. Kahn from the Company's board of directors and audit committee on September 7, 2007, the Company received a letter from The Nasdaq Stock Market on September 12, 2007 indicating that the Company no longer complies with Nasdaq's independent director and audit committee requirements set forth in Marketplace Rules 4350(c)(1) and 4350(d)(2)(A).

The Company has a cure period under Marketplace Rules 4350(c)(1) and 4350(d)(4) to regain compliance with the independent director and audit committee requirements. The cure period is (1) until the earlier of the Company's next annual shareholders' meeting or September 7, 2008; or (2) if the next annual shareholders' meeting is held before March 5, 2008, then the Company must evidence compliance no later than March 5, 2008. In order to remedy its noncompliance with Marketplace Rule 4350(d)(2)(A), the Company intends on appointing Walter Yetnikoff, an independent director, to the audit committee, ensuring that the audit committee would again be composed of three independent directors. The Company intends to be in compliance with Marketplace Rule 4350(c)(1) prior to the end of the cure period.

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licenses for its brands, including dresses, outerwear, cold weather accessories, eyewear, and girls apparel and owns and operates 100 retail stores, including its online store. Through its wholly-owned subsidiary, Daniel M. Friedman & Associates, the Company is the licensee for Betsey Johnson handbags and belts, Ellen Tracy belts, and Tracy Reese handbags and belts.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.